COFFEE PEOPLE, INC.

                                           CALCULATIONS OF EARNINGS PER SHARE

                            Three Months                Six Months
                           Ended June 30,               Ended June 30,
                       -------------------------        -------------------------
                       1997          1996               1997          1996
                       -----------   -----------        -----------   -----------

Fully Dilluted
Weighted average
 shares outstanding
 for the period        3,245,393     2,001,924          3,242,183     1,965,847


Dilutive common
 stock options using
 the treasury stock
 method                        -        75,374                  -        75,374


Total shares used
  for per share
 calculations          3,245,393     2,077,298          3,242,183     2,041,220

Net income (loss)    $(6,054,000)      $67,000        $(6,244,000)     $133,000

Earnings (loss)
  per share               $(1.87)         $.03             $(1.93)         $.07


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